Exhibit 10.10

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of October 1, 2013 (the “Closing Date”), by and between NIMBLE STORAGE, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including October 1, 2014, not to exceed at any time the aggregate principal amount of Fifteen Million Dollars ($15,000,000) (“Line of Credit”), the proceeds of which shall be used for general corporate purposes, including working capital. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of the Closing Date (“Revolving Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b) Limitation on Borrowings. Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of eighty percent (80%) of Borrower’s eligible accounts receivable. All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require. Borrower acknowledges that said borrowing base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of Borrower’s gross sales for said period. If such dilution of Borrower’s accounts for the immediately preceding three (3) months at any time exceeds five percent (5%) of Borrower’s gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of Borrower’s accounts, Bank, in its sole discretion, may reduce the foregoing advance rate against eligible accounts receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrower’s eligible accounts receivable.

As used herein, “eligible accounts receivable” shall consist solely of trade accounts created in the ordinary course of Borrower’s business, upon which Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

(i) any account which is past due more than ninety (90) days from invoice date;

(ii) that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(iii) any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof;

(iv) any account which represents an obligation of an account debtor located in a foreign country, except for Eligible Foreign Accounts or as approved by Bank in writing. As used herein, “Eligible Foreign Accounts” means those accounts which represent obligations of account debtors located in Canada, Australia, United Kingdom, Germany, Denmark, Netherlands, and Sweden and only to the extent such accounts from said account debtors do not exceed twenty percent (20%) of Borrower’s total eligible accounts receivable;

(v) any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower;

(vi) that portion of any account, which represents interim or progress billings or retention rights on the part of the account debtor;

(vii) any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower’s accounts from such account debtor are not eligible pursuant to (i) above;

(viii) that portion of any account from an account debtor which represents the amount by which Borrower’s total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower’s total accounts, except as approved by Bank in writing;

(ix) any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

(c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Revolving Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above. If, at any time, the outstanding borrowings under the Line of Credit exceed the maximum amount permitted under this Section 1.1, Borrower shall promptly pay to Bank in cash such excess.

SECTION 1.2. INTEREST/FEES.

(a) Interest. The outstanding principal balance hereunder shall bear interest at the rate of interest set forth in the Revolving Line of Credit Note and each other promissory note or other instrument or document executed in connection herewith or therewith.

(b) Computation and Payment. Interest shall be computed on the basis of a three hundred sixty (360) day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Revolving Line of Credit Note and each other promissory note or other instrument or document required hereby.

(c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one fifth of one percent (0.20%) per annum (computed on the basis of a three hundred sixty (360) day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the last day of each calendar quarter.

SECTION 1.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under this Agreement by charging Borrower’s deposit account number [                    ], or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4. COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank, Borrower hereby grants to Bank security interests of first priority in all Borrower’s personal property, as more fully described in that certain Security Agreement (the “Collateral”) between Borrower and Bank dated as of the date hereof (the “Security Agreement”).

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank, provided that all of the foregoing shall be consistent with the terms of the Security Agreement. Subject to Section 7.3, Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.5. SUBORDINATION OF DEBT. All indebtedness and other obligations of Borrower, other than Permitted Indebtedness, to any other creditor shall be subordinated in right of repayment to all indebtedness and other obligations of Borrower to Bank, as evidenced by and subject to the terms of subordination agreements in form and substance satisfactory to Bank.

As used herein, “Permitted Indebtedness” means (a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document; (b) Indebtedness existing on the Closing Date and disclosed in writing to and approved by Bank; (c) Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and in the aggregate does not exceed One Million Dollars ($1,000,000); (d) reimbursement obligations to Silicon Valley Bank with respect to the River Oaks Letter of Credit and, for a period up to one hundred twenty (120) days after the Closing Date, the SVB Card Indebtedness (each as defined in clause (e) of the definition of Permitted Liens) and (e) Indebtedness owed or hereafter incurred to trade creditors and incurred in the ordinary course of business.

As used herein, “Permitted Liens” means the following, which shall secure obligations in the aggregate not to exceed Two Hundred Fifty Thousand Dollars ($250,000) (excluding any obligations secured by liens described in subsections (a), (c) or (e) below): (a) any liens existing on the Closing Date and disclosed in writing to and approved by Bank or arising under this Agreement or the other Loan Documents; (b) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings with adequate reserves under generally accepted accounting principles; (c) liens securing obligations in the aggregate not to exceed One Million Dollars ($1,000,000) (i) upon or in any equipment which was not financed by Bank acquired or held by Borrower to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment; (d) deposits to secure real property lease obligations in the ordinary course of business; (e) liens on restricted deposit accounts or other cash collateralization arrangements in favor of Silicon Valley Bank (i) to secure reimbursement obligations not to exceed Three Million Nine Hundred Thousand Dollars ($3,900,000) in the aggregate under agreements related to the issuance of a letter of credit to the landlord on Borrower’s lease on 211 River Oaks Parkway, San Jose, California (the “River Oaks Letter of Credit”), and (ii) to secure obligations not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate for a period up to one hundred twenty (120) days after the Closing Date, due or to become due to Silicon Valley Bank under any corporate credit cards issued to Borrower or its employees (the “SVB Card Indebtedness”) and (f) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described in clauses (a) through (e)(i) above, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the termination of this Agreement pursuant to Article VII.

SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement, the Revolving Line of Credit Note, the Security Agreement, each promissory note, contract, instrument and other document required hereby or at any time hereafter to be delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been (or at the time of such delivery will have been) duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Certificate of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Borrower dated for the 2012 fiscal year, and all interim financial statements delivered to Bank since, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower as of the dates and for the periods covered thereby, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied (except that unaudited financial statements do not contain footnotes and interim financial statements are subject to year-end adjustments). Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12. REGULATORY COMPLIANCE.

(a) Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its businesses as currently conducted.

(b) Borrower is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001) and the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177) (the “Patriot Act”). No part of the proceeds of the Line of Credit or any other extension of credit from Bank from time to time, will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c) Borrower (i) is not a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001), (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, and (iii) is not a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

ARTICLE III

CONDITIONS

SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	this Agreement, the Security Agreement and the Revolving Line of Credit Note or other instrument or document required hereby;

(ii)	Certificate of Incumbency;

(iii)	Corporate Resolutions: Borrowing;

(iv)	a Borrowing Base Certificate, together with an aged listing of accounts receivable and accounts payable, and a deferred revenue schedule;

(v)	the Perfection Certificate of Borrower, together with the duly executed original signature thereto; and

(vi)	such other documents as Bank may require under any other Section of this Agreement.

(c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

(d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, except to the extent that any representation or warranty speaks as of an earlier date (in which case, such representation or warranty shall be true as of such earlier date), no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

(c) Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed, at least five (5) days prior to each extension of credit: a Borrowing Base Certificate, together with an aged listing of accounts receivable and accounts payable, and a deferred revenue schedule.

SECTION 3.3 POST CLOSING CONDITIONS.

(a) Within ninety (90) days of the Closing Date, Bank shall have received, in form and substance satisfactory to Bank, such landlord waivers as Bank may request as of the Closing Date and bailee waivers from Flextronics International and Synnex Corporation; and

(b) Within one hundred twenty (120) days after delivery of any request after the Closing Date, Bank shall have received, in form and substance satisfactory to Bank, such bailee and landlord waivers as Bank may request; and

(c) Within one hundred twenty (120) days of the Closing Date, Bank shall have received, in form and substance satisfactory to Bank:

(i) evidence of (a) closure of all of Borrower’s accounts maintained at Silicon Valley Bank, subject to Section 4.11, and (b) termination of all of Borrower’s credit cards issued by Silicon Valley Bank; and

(ii) a landlord waiver for 211 River Oaks Parkway, San Jose, CA 95134.

With respect to waivers set forth in Section 3.3(b) that are requested by Bank after the Closing Date, Borrower shall use commercially reasonable efforts to obtain each of them within the time required by Section 3.3(b); provided, however, that the failure to obtain any such waiver shall not constitute an Event of Default.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as this Agreement has not been terminated pursuant to Article VII, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied (other than with respect to exclusions, on a monthly basis, of stock based compensation and other non-cash items), and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than one hundred twenty (120) days after and as of the end of each fiscal year, CPA audited financial statements of Borrower, prepared by a CPA firm reasonably acceptable to Bank, together with an unqualified opinion with respect to the financial statements prepared by such CPA firm, which financial statements shall include a balance sheet, income statement, statement of cash flows, auditor’s report and all supporting schedules;

(b) not later than thirty (30) days after and as of the end of each month, a financial statement of Borrower, prepared by Borrower, to include a balance sheet and income statement, which details depreciation and any other applicable non-cash items;

(c) not later than thirty (30) days after and as of the end of each calendar quarter, Borrower’s cash flow statement;

(d) not later than thirty (30) days after and as of the end of each month, a borrowing base certificate, an aged listing of accounts receivable and accounts payable, a reconciliation of accounts receivable and accounts payable, and a deferred revenue schedule, and immediately upon each request from Bank, a list of the names and addresses of all Borrower’s account debtors;

(e) contemporaneously with each annual and monthly financial statement of Borrower required hereby, a Compliance Certificate executed by the president or chief financial officer of Borrower, including a certification that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

(f) as soon as available after approval thereof by Borrower’s Board of Directors, but no later than sixty (60) days after the last day of each of Borrower’s fiscal years, Borrower’s financial projections for the then current fiscal year as approved by Borrower’s Board of Directors; and

(g) from time to time such other information as Bank may reasonably request.

SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

SECTION 4.5. INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8. LITIGATION. Promptly after a Responsible Officer becomes aware thereof, give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of Fifty Thousand Dollars ($50,000).

As used herein, “Responsible Officer” means each of the Chief Executive Officer and Chief Financial Officer of Borrower.

SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a) Minimum Modified Quick Ratio. A Modified Quick Ratio of not less than 1.25 to 1.00 at any time, measured monthly, with “Modified Quick Ratio” defined as (i) the aggregate of cash and Borrower’s net accounts receivable (or the accounts receivable that are reported on the balance sheet), divided by (ii) (X) Current Liabilities minus (Y) Deferred Revenue, with “Current Liabilities” defined as all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s obligations that should, under GAAP, be classified as current liabilities on Borrower’s consolidated balance sheet, including all Indebtedness (defined in Section 5.4), but excluding all other subordinated debt, that mature within one (1) year, and with “Deferred Revenue” defined as all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

(b) EBITDA. EBITDA of not less than the covenant levels as set forth in the table immediately below for the following measuring periods, with “EBITDA” defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense, amortization expense and non-cash stock compensation expense.

Measuring period ending	Covenant Level
October 31, 2013	($11,278,000)
January 31, 2014	($10,014,000)
April 30, 2014	($8,513,000)
July 31, 2014	($7,759,000)

SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in excess of an aggregate of Fifty Thousand Dollars ($50,000).

SECTION 4.11 ACCOUNTS. Maintain its deposit and operating accounts with Bank or Bank’s affiliates (subject to control agreements reasonably acceptable to Bank), provided, however, (i) Borrower shall have one hundred twenty (120) days after the Closing Date to close existing accounts of Borrower listed on the Perfection Certificate at Silicon Valley Bank, other than Excluded Accounts, subject to Bank having established for Borrower (a) functioning deposit and operating accounts (including cash in U.S. Dollars and foreign currencies) and, (b) with respect to any collateral account securing the SVB Card Indebtedness, credit card services in amounts and on terms reasonably satisfactory to Borrower (provided that Borrower’s reasonable satisfaction shall not be required if, in Bank’s good faith credit judgment, the amounts and terms of any such credit card services are reasonable in consideration of the Bank’s credit requirements) and (ii) Borrower may maintain up to fifty percent (50%) of its cash outside Bank. For any domestic deposit, operating, investment or other account maintained by Borrower or any subsidiary at any time at a financial institution outside of Bank (other than the River Oaks Collateral Account, as defined below), Borrower shall cause the applicable bank or financial institution at or with which such account is maintained to execute a control agreement in favor of, and in form and substance reasonably satisfactory to, Bank.

As used herein, “Excluded Accounts” means accounts of foreign subsidiaries, security accounts and any restricted account required by SVB to secure reimbursement obligations with respect to the River Oaks Letter of Credit (the “River Oaks Collateral Account”).

SECTION 4.12 COLLATERAL AUDIT. Permit Bank to perform audits of the Collateral at Borrower’s sole cost and expense, which collateral audits will be conducted at Bank’s request; provided, that, so long as no Event of Default has occurred and is continuing, Borrower shall not be required to pay for more than two (2) collateral audits in any calendar year.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as this Agreement has not been terminated pursuant to Article VII, Borrower will not without Bank’s prior written consent:

SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets in Borrower’s 2014 and 2015 fiscal years, combined, in excess of an aggregate of Thirty Five Million Dollars ($35,000,000). Notwithstanding the foregoing, Borrower shall not make any additional investment in fixed assets in excess of an aggregate of Twenty Million Dollars ($20,000,000) in any one of Borrower’s 2014 or 2015 fiscal years.

SECTION 5.3. LEASE EXPENDITURES. Incur operating lease expense in any fiscal year in excess of an aggregate of Eight Million Dollars ($8,000,000).

SECTION 5.4. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any Indebtedness, other than Permitted Indebtedness.

As used herein, “Indebtedness” shall be construed in its most comprehensive sense and shall include any and all advances, debts, obligations and liabilities of Borrower, or any of them, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement, and whether Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

SECTION 5.5. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business.

SECTION 5.6. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.7. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof.

SECTION 5.8. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding, except for payments to repurchase shares from employees whose employment has terminated pursuant to employee stock purchase plans or similar arrangements so long as (i) an Event of Default does not exist at the time of such payment and would not exist after giving effect to such payment and (ii) the aggregate amount of all such payments does not exceed Five Hundred Thousand Dollars ($500,000) per fiscal year, in addition to all payments (if any) made for such repurchases of shares from any of Borrower’s Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, or any Vice President of Borrower not to exceed an aggregate of Three Million Dollars ($3,000,000) during the term of this Agreement.

SECTION 5.9. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or Lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof.

As used herein, “Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

SECTION 5.10 AGREEMENTS NOT TO ENCUMBER. Agree with any person other than Bank not to grant or allow to exist a Lien upon any of its property, including Intellectual Property (as defined below), or covenant to any other person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property, including Intellectual Property, other than with respect to documents executed in connection with Permitted Liens.

As used herein, “Intellectual Property” shall mean any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, know-how, trade secret rights, rights to unpatented inventions, or any claims for damages by way of any past, present and future infringement of any of the foregoing.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity in excess of One Hundred Thousand Dollars ($100,000), including Bank.

(e) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f) The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor in excess of One Hundred Thousand Dollars ($100,000); or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor.

(g) There shall exist or occur any event or condition that materially impairs the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

(h) The death or incapacity of Borrower or any Third Party Obligor if an individual. The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

(i) Any change in control of Borrower or any entity or combination of entities that directly or indirectly control Borrower, with “control” defined as ownership of an aggregate of thirty-five percent (35%) or more of the common stock, members’ equity or other ownership interest (other than a limited partnership interest), other than changes resulting from Borrower’s initial public offering or issuance of shares to existing investors as of the Closing Date in bona fide financing transactions approved by Borrower’s board of directors.

SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	NIMBLE STORAGE, INC.
2740 Zanker Road
San Jose, CA 95134
Attn:

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
121 South Market Street, 3rd Floor
San Jose, CA 95113
Attn: Megan Schoettmer

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents and the Collateral Audit to a maximum of Fifteen Thousand Dollars ($15,000) up to the Closing Date, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity in any way related to the Loan Documents.

SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any Collateral required hereunder.

SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 7.11. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least One Million Dollars ($1,000,000) exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is Five Million Dollars ($5,000,000) or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than Five Million Dollars ($5,000,000). Any dispute in which the amount in controversy exceeds Five Million Dollars ($5,000,000) shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than twenty (20) days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Reserved.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 7.12. TERMINATION. This Agreement and all security interests granted by this Agreement shall terminate when all indebtedness owed by Borrower to Bank has been paid in full in cash and all obligations owed by Borrower to Bank have been satisfied and Bank has no obligation to extend further credit to Borrower. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination. Bank, at Borrower’s sole expense, shall take all actions reasonably requested by Borrower to evidence such terminations.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

NIMBLE STORAGE, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Anup Singh	By:	/s/ Megan Schoettmer
Name:	Anup Singh	Name:	Megan Schoettmer
Title:	Chief Financial Officer	Title:	Vice President

[Signature Page to Credit Agreement]